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                            AGREEMENT OF PURCHASE AND SALE


                             FOSTER'S LANDING APARTMENTS

                                    By and Between

                             FOSTER APARTMENTS PARTNERS,
                           an Illinois general partnership

                                        Seller

                                         and

                                 BRE PROPERTIES, INC.
                               a Maryland corporation,

                                      Purchaser


                               DATED:  August 14, 1996

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                            AGREEMENT OF PURCHASE AND SALE
                             FOSTER'S LANDING APARTMENTS
                               FOSTER CITY, CALIFORNIA

    THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made and entered into this 14th day of August, 1996 by and between FOSTER APARTMENTS PARTNERS, an Illinois general partnership ("Seller"), having an address of c/o Heitman Capital Management Corporation, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601-6789, Attention: Howard J. Edelman, and BRE PROPERTIES, INC., a Maryland corporation ("Purchaser"), having an address of One Montgomery Street, Suite 2500, Telesis Tower, San Francisco, California 94104-5525, Attention: Jane Maushardt.

                                       RECITALS

    Seller is the owner of a parcel of real estate in Foster City, California, legally described on EXHIBIT A attached hereto and all buildings thereon (the "Real Property", which together with any and all appurtenances thereto is collectively referred to as the "Property"), commonly known as the Foster's Landing Apartments. The Property consists of a 490 unit apartment complex.

    Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property.

    NOW, THEREFORE, the parties hereto hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

    CLOSING DATE. As agreed between Seller and Purchaser but not later than September 17, 1996.

    DUE DILIGENCE PERIOD. The period which commenced on July 13, 1996, and ending on August 27, 1996.

    ESCROW COMPANY. Near North National Title Corporation, as agent for First American Title Insurance Company.

    TITLE COMPANY. Near North National Title Corporation, agent for agent for First American Title Insurance Company.


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2.  SALE; PURCHASE PRICE.

    2.1 Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to Purchase from Seller the Property.

    2.2 The total purchase price (hereinafter called the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be Sixty One Million and no/100 Dollars ($61,000,000.00). The Purchase Price shall be payable in the following manner:

         (a) EARNEST MONEY. Purchaser shall, on or before the third (3rd) business day after the delivery of this Agreement to Seller, deposit with Escrow Company, the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (hereinafter called the "Earnest Money") which Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds. The Earnest Money shall become nonrefundable one (1) day after the expiration of the Due Diligence Period. The Earnest Money shall be held and disbursed by the Escrow Company pursuant to the Earnest Money Escrow Agreement in the form of EXHIBIT H attached hereto which the parties have executed simultaneously with this Agreement. The Earnest Money shall be invested in a federally insured interest bearing account with any interest accruing thereon being deemed part of the Earnest Money and shall be paid to the party to which the Earnest Money is paid in pursuant to the provisions hereof. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money and any interest thereon shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein but any interest earned thereon shall be returned to Purchaser.

         (b) CASH BALANCE. Purchaser shall pay the balance of the Purchase Price, subject to the prorations described in Paragraph 5 below, in cash (the "Cash Balance") by wire transfer of immediately available United States of America funds to the Title Company for payment to Seller, in accordance with the terms and conditions of this Agreement no later than one (1) business day prior to Closing Date.

3. SELLER'S DELIVERIES; CONDITIONS PRECEDENT. In the event any of the conditions set forth in Sections 3.2(b), 3.3, 3.4 below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before the respective dates specified herein, and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations (as hereinafter defined).

    3.1 SELLER'S DELIVERIES. Except for any Excluded Documents (as hereinafter defined), Seller has provided to Purchaser and Purchaser acknowledges receipt of one copy of the following items related to the ownership and operation of the Real Property:


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         (a)  all leases and amendments thereto (the "Leases");

         (b)  all service contracts ("Service Contracts")

         (c) copies of the real estate tax bills for the current year and two prior years and current assessment notices, if available;

         (d) any existing environmental reports, including any Phase I environmental report, and soil reports in Seller's actual possession;

         (e)  existing owner's title policy and existing survey;

         (f)  operating statements for the Property for the last three years;

         (g) all licenses, permits and certificates of occupancy in Seller's possession;

         (h)  all unexpired warranties in Seller's possession;

         (i)  plans and specifications in Seller's possession; and

         (j) that certain letter dated March 20, 1987 from Lowney Associates regarding earth work observations and testing services for the Property and that certain geotechnical investigation report for the Property prepared by Lowney Associates dated September, 1985 (collectively, the "Geotechnical Reports").

    Except for Excluded Documents, Seller shall provide to Purchaser any documents described above and first coming into Seller's possession or produced by Seller after the initial delivery of the above and continue to provide the same during the pendency of this Agreement. In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all written and other physical materials (whether from Seller, Seller's agents or otherwise) received by Purchaser relating to the Property or Seller.

    Seller makes no representations or warranties, either expressed or implied, and shall have no liability with respect to the accuracy or completeness of the information, data, or conclusions contained in the information provided to Purchaser and Purchaser shall make its own independent inquiry regarding the economic feasibility, physical condition and environmental state of the Property during the Due Diligence Period.

    3.2. INSPECTIONS AND ACCESS. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time during the Due Diligence Period to examine, inspect and investigate the Property (collectively, the "Inspections") and, as part of such Inspections, make copies of all books, records, drawings, and other documentation relating thereto in Seller's possession, subject to the terms, conditions and limitations set forth in the following paragraphs.


                                         -3-

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         (a)  Purchaser shall have a right to enter upon the Property for the purpose of conducting the Inspections and for no other purpose provided that in each such instance (i) Purchaser notifies Seller of such Inspections not less than 24 hours prior to such entry; (ii) such Inspections are subject to and scheduled with Seller's property manager, as available; and (iii) Purchaser is in full compliance with Section 3.2(e) hereof. At Seller's election, a representative of Seller's shall be present during any entry by Purchaser or its representatives upon the Property for conducting said Inspections. Purchaser shall make all necessary actions to insure that neither it nor any of its representatives shall unreasonably interfere with the ongoing operations occurring at the Property during the course of performing any such Inspections. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of the Inspections.

         (b) Purchaser shall have through the last day of the Due Diligence Period in which to conduct its due diligence investigations and analysis of the Property and of all information pertaining to the Property, and, in Purchaser's sole discretion, to determine whether the Property, is acceptable to Purchaser. If during the Due Diligence Period, Purchaser becomes aware of any problem or defect in the Property or other aspect of the Property with Purchaser determines, in its sole and absolute discretion, makes the Property unsuitable to Purchaser, Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. If Purchaser accepted the Property and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations.

         (c) Purchaser shall, at least thirty (30) days prior to the Closing Date, notify Seller in writing requesting termination of any or all of the Service Contracts, Purchaser shall be deemed to have accepted the assumption of the Service Contracts.

         (d) Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any intrusive testing, including, without limitation, a phase II environmental assessment or boring, without the prior written consent of Seller. Immediately upon receipt of the written request of Seller, Purchaser shall deliver to Seller a complete copy of any environmental studies, reports, test results, analyses and similar documents (the "Environmental Reports") prepared by or on behalf of Purchaser or its agents.

         (e) Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants) without Seller's prior written consent, unless Purchaser is obligated by law to make such


                                         -4-

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disclosure, any of the reports or any other documentation or information obtained by Purchaser which related to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby.

         (f) Purchaser agrees to indemnify, defend and hold Seller and its partners, trustees, beneficiaries, shareholders, managers, advisors and other agents and their respective employees, officers, directors and shareholders (the "Indemnified Parties") harmless from and against any and all claims, losses, damages, costs and expense (including, without limitation, attorneys fees' and court costs) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) conducted pursuant to this Section 3.2 or otherwise, including, without limitation, mechanics' liens, damage to the Property and injury to persons or property resulting from such activities and, in connection therewith, in the event that the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to substantially the condition existing prior to the commencement of such activities.
Notwithstanding the foregoing, with respect to only the investigation of existing dry rot conditions affecting the Property, the parties agree that Purchaser shall only be required to repair areas damaged by destructive testing in dry rot areas performed by or at the direction of Purchaser. Purchaser shall not be required to repair any dry rot repair areas damaged by destructive testing ordered or required by any party other than Purchaser. The foregoing limitation on Purchaser's responsibilities only relates to the aforesaid investigation of the existing dry rot condition at the Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any inspections to maintain and have in effect workers; compensation insurance, with statutory limits of coverage, and commercial general liability insurance with (i) appropriate coverages, (ii) waiver of subrogation, and (iii) limits of not less than One Million and 00/100 ($1,000,000.00) for personal injury, including bodily injury and death, and property damage. Such insurance shall name Seller, Heitman Capital Management Corporation and Heitman Properties Ltd. as additional insured parties and shall be with Companies, with deductibles and otherwise in form reasonably acceptable to Seller. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities.

         (g) Purchaser acknowledges and agrees shall have no right to review or inspect any of the Excluded Documents. "Excluded Documents" shall mean (a) internal memoranda, internal correspondence, internal analyses, internal documents or internal reports prepared by or for Seller in connection with the sale contemplated by this Agreement or in connection with its ownership or operation of the property, (b) communications between Seller or any affiliate and their attorneys or other agents or representatives, and (c) appraisals, assessments or other valuations of the Property in the possession of Seller.

         (h) The provisions of this Section 3.2 and such other designated provisions in this Agreement shall survive Closing or any termination of this Agreement (collectively,


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the "Surviving Obligations").

    3.3 TITLE AND SURVEY. Seller shall, at its sole cost and expense, obtain and deliver to Purchaser for Purchaser's review: (a) a commitment for a CLTA owner's policy of title insurance (the "Title Commitment") on the Real
Property issued by the Title Company and (b) an existing ALTA survey of the Property (the "Survey"). In addition, during the Due Diligence Period, Purchaser shall have the right to obtain, at its sole cost and expense, any desired endorsements to the Title Commitment which are available, if any, and an update to the Survey. The Title Company shall deliver to Purchaser a copy of each instrument listed as an exception to title or referred to therein. Purchaser shall have until the close of business on August 30, 1996 (such date being referred to as the "Title Review Date") for examination of Title Commitment and Survey and the making of any objections thereto, said objections to be made in writing and delivered to Seller on or before the end of the Title Review Date. If Purchaser shall fail to make any objections on or before the Title Review Date Purchaser shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Survey, all matters shown thereon and all such matters shall be included in the term "Permitted Exceptions" as used herein. If any objections to the Title Commitment or Survey are made within the Title Review Period, Seller shall have the right, but not the obligation, to cure (by removal, endorsement or otherwise) such objections on or before the Closing Date. If the objections are not cured by Seller, or waived by Purchaser, by the scheduled Closing Date then Purchaser may at its option, and as its sole remedy, terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations.

4.  CLOSING; CONDITIONS; DELIVERIES.

    4.1 TIME, PLACE AND MANNER OF CLOSING. The Closing shall be held on the Closing Date in the offices of the Title Company or at any location mutually acceptable to the parties.

    4.2 CONDITION TO PARTIES' OBLIGATION TO CLOSE. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

         (a) The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

         (b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;


                                         -6-

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         (c)  As of the Closing Date, there shall exist no pending or known threatened action, suit or proceeding with respect to the other party or the Property (except to the extent covered by insurance) before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby;

         (d) On or prior to the expiration of the Due Diligence Period, Purchaser shall have obtained final approval of the transaction contemplated by this Agreement from Purchaser's Board of Directors ("Board Approval") and shall have delivered to Seller a copy of such authorizing resolution.

    4.3 DELIVERIES. At Closing each party shall execute and deliver to the other and/or the Title Company the following documents:

         (a)  Seller shall deliver to Purchaser and/or the Title Company:

              (i) a grant deed (the "Deed") to the Real Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in EXHIBIT C attached hereto, conveying to Purchaser fee simple title to the Real Property, subject only to the Permitted Exceptions;

              (ii) a bill of sale duly executed by Seller and in substantially the same form as set forth in EXHIBIT D attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at the Real Property, if any;

              (iii) an assignment of leases duly executed by Seller and in substantially the same form as set forth in EXHIBIT E attached hereto, vesting in Purchaser all of Seller's right, title and interest in and to the Leases;

              (iv) an assignment of all service contracts, licenses and permits affecting the Property (to the extent freely assignable) duly executed by Seller and in substantially the same form as set forth in EXHIBIT F attached hereto;

              (v) a non-foreign transferor certification pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in substantially the same form as set forth on EXHIBIT K attached hereto (the "Affidavit");

              (vi) an assignment, in recordable form, of that certain Affordable Housing Agreement for Foster's Landing Project dated April 7, 1986 by and between the Community Development Agency of the City of Foster City and Foster's Landing Apartments; and

              (vii) a certified Resolution of Seller certifying that Seller has the legal power, right and authority to consummate the sale of the Property.

         (b)  Purchaser shall pay or deliver to Seller or the Title Company:

              (i)  the Cash Balance, by wire transfer, as provided in Section
2.2 hereof;

              (ii) an assumption duly executed by the Purchaser of the assignments described in Paragraphs 4.3(a)(iii), (iv) and (vi);

              (iii) a Certified Resolution of Purchaser certifying that Purchaser has the legal power, right and authority to consummate the purchase of the Property; and

              (iv) evidence satisfactory to Seller that the Broker (as hereinafter defined) will look solely to Purchaser for payment of any brokerage commission due Broker.

         (c)  Seller and Purchaser shall jointly deliver;

              (i)   A Closing Statement; and

              (ii) All transfer declarations or similar documentation required by law.

              (iii) Letters to the tenants of the Property in the form of
EXHIBIT I attached hereto.

              (iv) Notices in substantially the form attached hereto as EXHIBIT J attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

    4.4  INTENTIONALLY OMITTED.

    4.5 PERMITTED TERMINATION. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied or waived by such party as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had actual knowledge as of the Closing.

5. PRORATIONS. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "Proration Date) in the manner hereinafter set forth:

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    5.1  Purchaser shall be credited with (i) the amount of all rents received by Seller and attributable to any period following the Closing Date and (ii) all unapplied cash rent and pet security deposits held by Seller and which were made by tenants under all leases of the Real Property in effect as of the Closing Date. No credit shall be given to Purchaser for any non-refundable cleaning fee deposits.

    5.2 All rents for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments due but not received as of the Proration Date.

    5.3 Any rentals received from tenants after Closing shall be applied on a tenant by tenant basis in the following order: (A) first on account of any amount currently due Purchaser from such tenant(s); (B) next, on account of any amount due Seller from such tenant(s) for the period up to and including the Proration Date and (C) finally, any balance then remaining to Purchaser. Seller retains the right to pursue its remedies against tenants after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such delinquent rents have not been collected by Purchaser and paid to Seller within three (3) months after the Closing Date.

    5.4 Operating expenses shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates.

    5.5 Real estate taxes shall be prorated between Seller and Purchaser based upon the actual days of ownership of the parties for such tax year, provided, however, Purchaser shall be solely responsible for any increase in real estate taxes (retroactive or otherwise) by reason of the sale of the Property. Seller reserves the right (a) to meet with governmental officials and to contest any reassessment governing or affecting Seller's obligations under this Section, and
(b) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

    5.6 Utilities not directly metered and paid by tenants shall be prorated as of the Proration Date based upon either meter readings on the Proration Date or the prior month's actual invoices. Seller shall be credited with any unapplied utility deposit in effect as of the Closing Date to the extent such deposit is assignable.

    5.7 All insurance policies and property management and leasing agreements shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

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All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. In the event any prorations or computations made under this Section are based upon estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and twenty days after the end of the current calendar year subject to those matters relating to the BMR Units, as described below. Notwithstanding the foregoing, to the extent possible, the parties shall attempt to reprorate any items not finalized as of the Closing Date within sixty (60) days after the Closing Date. Purchaser further acknowledges that Seller shall be entitled to receive the tax credit payments due Seller with respect to the so-called below market rent units ("BMR Units") for the period up to and including the Proration Date. Such tax payments may not be received in full until February, 1997 (with respect to the period from July 1, 1995 through June 30, 1996), which entire payment is Seller's property, and until February, 1998 (with respect to the period from July 1, 1996 through June 30, 1997) which payment shall be apportioned between the parties as of Closing. If Purchaser receives any payment (in whole or in part)which is Seller's property as set forth above, Purchaser shall be deemed to be holding such funds in trust for Seller and shall immediately remit same to Seller.

6. SELLER'S REPRESENTATIONS and WARRANTIES. Seller hereby represents and warrants as follows:

    6.1 POWER. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

    6.2 REQUISITE ACTION. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with the entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

    6.3 AUTHORITY. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

    6.4 VALIDITY. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

    6.5 CONFLICTS. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contractor lease to which Seller is a party.

    6.6  LEASES.   Attached hereto as SCHEDULE 1 is a complete and accurate
list of the Leases, which shall be updated by Seller prior to Closings if necessary. In connection therewith, Seller shall provide Purchaser with a copy of a leasing activity report for the Property on a weekly basis and otherwise in a manner consistent with Seller's current procedure for the distribution of such leasing activity report to its principals, management and other interested parties.

    6.7 SERVICE CONTRACTS. Attached hereto as SCHEDULE 2 is a complete and accurate list of the Service Contracts, which shall be updated by Seller prior to Closing, if necessary.

    6.8 NOTICES. Seller has not received any written notice in the past three years that the Property, or any of its present uses and operations thereof, are in current violation of any applicable zoning, land-use, building, fire, health, labor, safety, subdivision and other laws or regulations.

    6.9  LITIGATION.    To the best of Seller's knowledge, except as set forth
on SCHEDULE 3 no litigation has been served upon Seller, filed, or threatened in writing, with respect to Seller and the Property, which would materially and adversely affect the ability of Seller to carry out the transactions contemplated by this Agreement. SCHEDULE 3 shall be updated by Seller prior to Closing, if necessary.

    6.10 ENVIRONMENTAL CONDITION. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in SCHEDULE 3 attached hereto and in the environmental reports delivered by Seller to Purchaser or made available for Purchaser's review. The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials in effect as of the date of this Agreement. "HAZARDOUS MATERIALS" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials or
(viii) radioactive materials.

    6.11 INDEMNITY.     Seller shall indemnify and hold Purchaser harmless from
and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, forseen or unforeseen, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) directly or indirectly arising out of or in connection with any breach of the warranties and representations set forth in this Section 6. The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall survive Closing, provided that any claim by Purchaser based on a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 6 shall be deemed waived unless Purchaser has given Seller written notice of such claim prior to the date which is six (6) months from the Closing Date.


As used in this Section 6, the term "to Seller's knowledge" "actual knowledge or "best of Seller's knowledge" (i) shall mean and apply to the actual knowledge of Howard Edelman, Keith Harris and H.D. Aylsworth and not to any other parties,
(ii) shall mean the actual knowledge of such individuals, without any investigation or inquiry of any kind, it being understood and acknowledged that such individuals, in some instances, are not involved in the day-to-day operations of the Property and in some instances were not involved in the negotiation or execution of any leases, management contracts, or service contracts; (iii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of the predecessors in title to the Property or with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees; (iv) shall not apply to or to be construed to apply to information or material which may be in the possession of Seller generally or incidentally, but which is not actually known to the individuals who are directly engaged in the management of the Property and the sale and purchase transaction described herein.


    Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties and certifications (the "Representations") which are made by Seller and set forth herein or in any of the documents or instruments required to be delivered by Seller hereunder, shall be subject to the following conditions and limitations: (i) there shall be no liability on the part of Seller for breaches of Representations of which Purchaser had knowledge of at Closing; and (ii) in the event that prior to the time of Closing, during the course of Purchaser's inspections, studies, tests and investigations conducted pursuant to Paragraph 3.2 hereof, or through other sources, Purchaser gains knowledge of a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate, and such fact or circumstance was not intentionally withheld from Purchaser by Seller with the intent to defraud Purchaser, then Purchaser shall not have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of the Representation caused thereby, but Purchaser's sole right shall be to terminate this Agreement in which event, the Earnest Money shall be returned to Purchaser.

7.  PURCHASE AS-IS.     EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET
FORTH IN SECTION 6 OF THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY INCLUDING WITHOUT LIMITATION ALL SUBSURFACE CONDITIONS DISCLOSED IN THE GEOTECHNICAL REPORTS. PURCHASER EXPRESSLY ACKNOWLEDGES THAT THE PROPERTY WAS CONSTRUCTED ON FILL IN AN ACTIVE SEISMIC AREA. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IN NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 6 OF

THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE
NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

8. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants as follows:

   8.1 POWER. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

   8.2 REQUISITE ACTION. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with the entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. Except for the Board Approval, no consent of any partner, shareholder, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby, including but not limited to, any consent from Purchaser's board of directors.

   8.3 AUTHORITY. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

   8.4 VALIDITY. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

   8.5 CONFLICTS. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

   8.6 LITIGATION. There is no action, suit or proceeding pending or threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

   8.7 INDEMNITY. Purchaser shall indemnify and hold the Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 8. The warranties and representations set forth in this Section 8 shall be deemed remade as of Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall be deemed waived unless Seller has given Purchaser written notice of any claim prior to the date which is six (6) months from the Closing Date.

   8.8 REPRESENTATIONS. Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties and certifications (the "Representations") which are made by Purchaser and set forth herein or in any of the documents or instruments required to be delivered by Purchaser hereunder, shall be subject to the following conditions and limitations: (i) there shall be no liability on the part of Purchaser for breaches of Representations of which Seller had knowledge of at Closing; and (ii) in the event that prior to the time of Closing, Seller gains knowledge of a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate, and such fact or circumstance was not intentionally withheld from Seller by Purchaser with the intent to defraud Seller, then Seller shall not have the right to bring any lawsuit or other legal action against Purchaser, nor pursue any other remedies against Purchaser, as a result of the breach of the Representation caused thereby, but Seller's sole right shall be to terminate this Agreement in which event, the Earnest Money shall be returned to Purchaser.

9. CLOSING COSTS. Seller shall pay the following expenses incurred to consummate the transaction described herein: (i) costs to obtain a base (i.e. without endorsements) CLTA owner's title policy, (ii) one-half of all closing escrow fees, and (iii) Seller's legal fees and expenses. Purchaser shall pay
(a) the additional costs for an ALTA owner's title policy and for any endorsements and the costs to obtain a current survey (or an update to any existing survey delivered by Seller to Purchaser), (b) one-half of all closing escrow fees, (c) the fee for the recording of the Deed, (d) all costs and expenses incurred in connection with the transfer of any transferable permits or licenses in connection with the ownership or operation of the Property, (e) all documentary stamp taxes and transfer taxes and (f) Purchaser's legal fees and expenses.

10. COMMISSIONS. Purchaser shall be solely responsible for the payment of any commission to Arroyo & Coates ("Broker"). Seller and Purchaser each warrant and represent to the other that (other than Broker) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other and their respective advisors (including Heitman Capital Management Corporation, Seller's advisor) harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party.

11. ESCROW. On or prior to the Closing Date, the parties or their respective attorneys shall establish a deed escrow with the Title Company, as Escrowee, and a money escrow with Escrow Company through which the transaction contemplated hereby shall be closed. Upon opening of such escrow, the Earnest Money (plus interest thereon) shall be disbursed from the joint order escrow being established concurrently herewith and deposited in the money escrow. The escrow instructions for the deed and money escrow shall be in the form customarily used by the Title Company and Escrow Company with such special provisions added thereto as may be required to conform to the provisions of this Agreement. Said escrow shall be auxiliary to this Agreement, and this Agreement shall not be merged into nor in any manner superseded by said escrow. The parties will endeavor to conduct an escrow closing, it being agreed however that all monies involved in this transaction will be deposited with and disbursed by Escrow Company.

12. ATTORNEY'S FEES AND COSTS. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney's fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.

13. NOTICE. All notices, demands, deliveries and communications (a "Notice") under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested or
(ii) nationally recognized overnight carrier, addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by notice pursuant to this Section. Notices shall be deemed given either one business day after delivery to the overnight carrier or three business days after being mailed as provided in clause (i) above.

   Notices to Seller copy to:

         Barry Friedman, Esquire
         Blank Rome Comisky & McCauley
         1200 Four Penn Center Plaza
         Philadelphia PA 19103

   Notices to Purchaser copy to:

         Jon Hartung, Esquire
         Farella, Braun & Martel
         235 Montgomery Street, Suite 3000
         San Francisco, CA 94104

14. FIRE OR OTHER CASUALTY; CONDEMNATION.

   14.1 If the Property or any party thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of $750,000 to repair (as determined by an insurance adjuster mutually selected by Purchaser and Seller), Purchaser may terminate this Agreement by written notice to Seller given on or before the earlier of (i) twenty (20) days following such casualty or (ii) the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and (except for the Surviving Obligations) neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Title Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement, or in the event of fire or casualty that costs less than $750,000 to repair (as determined above), then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest to all insurance proceeds paid or payable to Seller on account of such fire or casualty and Seller shall pay the cost of the deductible of such insurance policy. If Purchaser does not terminate as aforesaid, Seller agrees not to settle, compromise or adjust any pending insurance claim relating to such fire or casualty without first obtaining Purchaser's prior written consent, which consent will not be unreasonably withheld or delayed.

   14.2 If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the earlier of (i) twenty (20) days after such taking or (ii) the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Title Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate, or in the event of a non-material taking, the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller; provided, however, Seller agrees not to settle, compromise or adjust any pending condemnation claim without first obtaining Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed.

15. OPERATIONS AFTER DATE OF THIS AGREEMENT. Seller covenants and agrees with Purchaser that after the date hereof through the Closing, Seller shall conduct its business involving the Property as follows, and during such period will (except as specifically provided to the contrary herein):

   (a) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances, or other interests which will survive Closing or permitting any changes to the zoning classification of the Land;

   (b) Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

   (c) Continue to operate, maintain, and repair the Property in a manner consistent with Seller's current practices; provided, however, Seller has disclosed to Purchaser that the patio balconies of the apartments comprising a portion of the Real Property may require repair or replacement and Purchaser expressly acknowledges that Seller shall have no obligation to perform or make any repairs or replacements or to such patio balconies.

   (d) Fully comply with the terms of the Leases;

   (e) Refrain from offering the Property for sale or marketing the same; and

   (f) Refrain from executing any new leases for apartment units unless such leases are generally consistent with Seller's current lease term and are equal to or greater than current rental rates.

16. ASSIGNMENT. Purchaser shall not assign this Agreement without Seller's prior written consent which consent may be withheld for any reason or no reason. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns. Seller's consent to any such assignment shall be conditioned upon the receipt of a duly executed express assumption of all of the duties and obligations of Purchaser.

17. REMEDIES.

   (a) IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, AS ITS EXCLUSIVE REMEDY, MAY EITHER: (i) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY AND PURSUE SELLER FOR ACTUAL OUT OF POCKET EXPENSES; PROVIDED, HOWEVER, IN NO EVENT

SHALL PURCHASER BE ENTITLED TO A RECOVERY OR CLAIM AGAINST SELLER IN EXCESS OF AN AMOUNT EQUAL TO THE AMOUNT OF THE EARNEST MONEY; OR (ii) CONTINUE THIS AGREEMENT AND FILE AN EQUITABLE ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE TO COMPEL SELLER TO SELL THE PROPERTY TO PURCHASER PURSUANT TO THE TERMS OF THIS AGREEMENT. SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL PURCHASER BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER.

   (b) IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS IT SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS FEES AND TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IN ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES AND TO THE EXTENT SELLER HAS NOT ALREADY RECEIVED THE EARNEST MONEY, THE EARNEST MONEY SHALL BE IMMEDIATELY PAID TO SELLER BY THE TITLE COMPANY UPON RECEIPT OF WRITTEN NOTICE FROM SELLER THAT PURCHASER HAS DEFAULTED UNDER THIS AGREEMENT, AND PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT.

   SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER'S INITIALS  /s/ H.E.           PURCHASER'S INITIALS  /s/ J.M./B.F.
                   -------------                            --------------

18. MISCELLANEOUS.

    18.1 ENTIRE AGREEMENT. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

    18.2 TIME. All parties hereto agree that time is of the essence in this transaction.

    18.3 COUNTERPART EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

    18.4 GOVERNING LAW/VENUE. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF CALIFORNIA FOR ALL PURPOSES AND EXCLUSIVE VENUE REGARDING ANY DISPUTE SHALL VEST IN THE APPROPRIATE STATE OR FEDERAL COURT IN CALIFORNIA.

    18.5 PUBLICITY. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction.

    18.6 RECORDATION. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

    18.7 BENEFIT. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnity granted by Purchaser under Paragraph 3.2 with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

    18.8 CONSTRUCTION. This Agreement and any related instruments shall not be construed more strictly against any party regardless of who was more responsible for its preparation.

    18.9 SECTION HEADINGS. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

    18.10 FURTHER ASSURANCES. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

    18.11 SEVERABILITY. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

    18.12 WAIVER OF TRIAL BY JURY. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

    18.13  INDEPENDENT COUNSEL.  Purchaser and Seller each acknowledge that:
(a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

    18.14 GOVERNMENTAL APPROVALS. Although Purchaser shall have the right during the Due Diligence Period to make inquiries of governmental entities, nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

    18.15 NO WAIVER. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

    18.16 DISCHARGE. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations specifically set forth herein to survive the Closing.

    18.17 LIMITATIONS ON SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER OBLIGATIONS. Except as otherwise provided in this Agreement, no representations, warranties, covenants or other obligations set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after the Closing.

    18.18 REPORTING PERSON. Seller and Purchaser hereby designate Escrow Company as the "Reporting Person" for the transaction contemplated by this Agreement pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

    18.19 RECORDING INSTRUCTIONS. Seller and Purchaser shall instruct Escrow Company that at the time of recording of the Deed, Escrow Company shall, in accordance with California Revenue and Taxation Code Section 11932, request that the amount of the documentary stamp tax due be shown on a separate paper which shall be affixed to the Deed subsequent to recording.

19. EXCULPATION OF SELLER AND RELATED PARTIES. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits hereto attached or in any documents executed in connection herewith (collectively, including this Agreement and said exhibits the "Purchase Documents"), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Seller's Undertakings") shall extend only to Seller's interest in the Property (which shall include the net proceeds received by Seller as a result of the Closing of the sale of the Property to Purchaser) and not to any other assets of Seller or its shareholders, partners or beneficiaries or any of the other persons or entities referred to in clause (ii) below; and
(ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller or Heitman Capital Management Corporation, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives, except to the extent of their interest in the Property (or in the net proceeds from the sale thereof); provided, however, Seller's maximum liability for money damages by reason of Seller's Undertakings under the Purchase Documents shall not exceed $2,500,000 in the aggregate.

20. PURCHASER'S 1031 EXCHANGE. Purchaser may elect to purchase the Property as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code (together with the regulations thereunder, the "Code") by notifying Seller of such election at least five (5) days prior to the close of escrow and by assigning this Agreement to a qualified intermediary pursuant to the Code (the "Intermediary") pursuant to a deferred exchange agreement between Purchaser and the Intermediary (the "Exchange Agreement"). In such event, Seller shall sell the Property to the Intermediary pursuant to the terms of this Agreement, but title to the Property shall be transferred to Purchaser. Seller shall cooperate with Purchaser to enable it to complete purchase of the Property pursuant hereto. Nothing herein shall require Seller to take title to the Purchaser exchange property or to execute any agreement by which Seller shall assume any obligations with regard to the exchange. Notwithstanding Purchaser's election to effect a tax deferred exchange, and its assignment of this Agreement to the Intermediary, Seller shall be required to sell directly to Purchaser and Purchaser shall be required to purchaser directly from Seller, the Property in accordance with the terms of this Agreement if the Intermediary for any reason fails to adhere to any Purchaser obligations in this Agreement or in the Exchange Agreement. Purchaser shall indemnify, defend and hold the Seller harmless from any liability, cost or expense, including reasonable attorneys' fees, incurred by Seller by reason of Seller acting under the terms of this Paragraph 20. Purchaser hereby acknowledges that Seller is an accommodating party to the exchange transaction described herein and that Seller makes no representations or warranties that such transactions qualify as tax-free exchanges under Section 1031 of the Code, or any applicable state or local law, and Seller shall have no liability whatsoever if such transactions fail to qualify.

    IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.


                        SELLER:

                        FOSTER APARTMENTS PARTNERS, an Illinois general partnership

                        By:  JMB INSTITUTIONAL APARTMENT
                             PARTNERSHIP-I, an Illinois limited partnership General Partner

                             By: HEITMAN/JMB INSTITUTIONAL REALTY ADVISORS, INC., an Illinois corporation
                                  Corporate General Partner

                                  By: /s/ Howard J. Edelman
                                      -----------------------------------------

                                  Its: Executive Vice President
                                       ----------------------------------------


                        By: JMB/PENNSYLVANIA ASSOCIATES-II, L.P., a Delaware limited partnership
                             General Partner

                           By:  HEITMAN/JMB INSTITUTIONAL REALTY
                                ADVISORS, L.P., an Illinois limited partnership
                                       General Partner

                                       By:  HEITMAN/JMB INSTITUTIONAL REALTY
                                            ADVISORS, INC., an Illinois
                                            corporation
                                            General Partner

                                            By: /s/ Howard J. Edelman
                                                -------------------------------

                                            Its: Executive Vice President
                                                 ------------------------------

                        PURCHASER:

                        BRE PROPERTIES, INC., a Maryland corporation


                        By: /s/ Jane Maushardt
                            ---------------------------------------------------
                        Its: Vice President
                             ---------------------------------------------------

                        By: /s/ Byron Fox
                            ---------------------------------------------------
                        Its: Executive Vice President
                            ---------------------------------------------------

                  FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

    THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("First Amendment") is made and entered into as of the 27th day of August, 1996 by and between FOSTER APARTMENTS PARTNERS, an Illinois general partnership ("Seller") and BRE PROPERTIES, INC., a Maryland corporation ("Purchaser").

                                      BACKGROUND

    A. Seller and Purchaser entered into an Agreement of Purchase and Sale dated as of August 14, 1996 for the sale and purchase of the Property (the "Agreement").

    B. The Due Diligence Period presently ends on August 27, 1996. Purchaser has requested that the Due Diligence Period be extended until September 10, 1996.

    NOW, THEREFORE, the parties hereto agree as follows:

    1. All capitalized terms used but not defined in this First Amendment shall have the meanings ascribed to such terms in the Agreement.

    2. The Due Diligence Period is hereby extended to, and shall terminate at 5:00 p.m. Chicago, Illinois time on September 10, 1996.

    3. (a) The second sentence of Section 3.3 of the Agreement is hereby deleted in its entirety and the following substituted therefor:

         "In addition, prior to the Title Review Date (as hereinafter defined), Purchaser shall have the right to obtain, at its sole cost and expense, any desired endorsements to the Title Commitment which are available, if any, and an update to the Survey."

         (b) Section 3.3 of the Agreement shall be modified to provide that the Title Review Date shall be extended to, and shall terminate at 5:00 p.m. Chicago, Illinois time on September 10, 1996.

    4. Except as expressly modified hereby, all of the terms, covenants and conditions of the Agreement remain in full force and effect and are hereby ratified and confirmed by Purchaser and Seller.

    5. This First Amendment contains the entire agreement of the Purchaser and Seller with respect to the amendment of the Agreement by the parties and apart from the Agreement and this First Amendment, there are no other agreements, oral or written, concerning the transaction contemplated by the Agreement and this First Amendment.

    6. This First Amendment shall be binding upon, and inure to the benefit of, the Seller and Purchaser and their respective successors and permitted assigns.

    IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the date and year first above stated.

                        SELLER:

                        FOSTER APARTMENTS PARTNERS, an Illinois general partnership

                        By: JMS INSTITUTIONAL APARTMENT PARTNERSHIP-I, an Illinois limited partnership
                             General Partner

                             By:  HEITMAN/JMS INSTITUTIONAL REALTY
                                  ADVISORS, INC., an Illinois corporation
                                  Corporate General Partner

                                  By:   /s/ Howard J. Edelman
                                     ---------------------------------

                                 Its:   Executive Vice President
                                     ---------------------------------


                         [SIGNATURES CONTINUED ON NEXT PAGE]

                      [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

                             By:  JMS/PENNSYLVANIA ASSOCIATES-I, L.P., a
                                  Delaware limited partnership
                                  General Partner

                                  By:  HEITMAN/JMS INSTITUTIONAL REALTY
                                       ADVISORS, L.P., an Illinois limited
                                       partnership
                                       General Partner

                                       By:  HEITMAN/JMS INSTITUTIONAL
                                            REALTY ADVISORS, INC., an Illinois
                                            corporation
                                            General Partner


                                            By: /s/ Howard J. Edelman
                                               --------------------------

                                           Its: Executive Vice President
                                               --------------------------


                             PURCHASER:

                             BRE PROPERTIES, INC., a Maryland corporation


                             By: /s/ Byron Fox
                                ------------------------------------

                            Its: Executive Vice President
                                ------------------------------------

               SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

     THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Second Amendment") is made and entered into as of the 17th day of September, 1996 by and between FOSTER APARTMENT PARTNERS, an Illinois general partnership ("Seller") and BRE PROPERTIES, INC., a Maryland corporation ("Purchaser").


                               B A C K G R O U N D

     A. Seller and Purchaser entered into an Agreement of Purchase and Sale dated as of August 14, 1996, as amended on August 27, 1996, for the sale and purchase of the Property (the "Agreement").
     B. Pursuant to the Agreement, Closing was to be held no later than September 17, 1996.
     C. As a result of Purchaser's due diligence activities, Purchaser has requested and Seller has agreed to modify the Agreement to provide for a reduction of the Purchase Price and an extension of the Closing Date.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. All capitalized terms used but not defined in this Second Amendment shall have the meanings ascribed to in terms of the Agreement.
     2. The term Closing Date shall mean the date agreed to between Seller and Purchaser but no later than September 27, 1996.
     3. The first sentence of Section 2.2 of the Agreement is hereby deleted in its entirety and the following substituted therefor:

          "The total purchase price (hereinafter called the "Purchase Price") to be paid by the Purchaser to Seller for the Property shall be Fifty Eight Million Seven Hundred Fifty Thousand and 00/100 Dollars ($58,750,000.00)."

     4. Purchaser acknowledges that it has completed its inspections and is completely satisfied with the condition of the Property, including but not limited to, all matters disclosed in those certain reports prepared for Purchaser and delivered to Seller by Purchaser, entitled Dewall & Associates, Architects. Preliminary Survey of Deferred Maintenance for Foster's Landing Apartments dated August 9, 1996, and Mayer/Sumnicht Engineers, Summary of Structural Review of Foster's Landing Apartments dated August 9, 1996 (the "Reports"). PURCHASER hereby ratifies and affirms the provisions of Section 7 of the Agreement and expressly agrees that Seller has no obligation to perform any of the remedial work disclosed and/or recommended in the REPORTS; PROVIDED, HOWEVER, AT CLOSING, PURCHASER SHALL RECEIVE A CREDIT OF $100,000 AGAINST THE PURCHASE PRICE.

     5. PURCHASER ACKNOWLEDGES THAT SELLER HAS CONTRACTED FOR CERTAIN WORK WITH BCF CONTRACTORS, INC. ("BCF") AS FOLLOWS:
           (A) REPLACEMENT OF GUTTERS AND DOWNSPOUTS WITH RESPECT TO BUILDING 734: AND
           (B) STUCCO REPEIRS WITH RESPECT TO UNITS 201, 601, AND 608. SELLER SHALL PAY THE COST TO COMPLETE SUCH WORK AS AND WHEN BILLED BY BCF.

     6. Except as expressly modified hereby, all of the terms, covenants and conditions of the Agreement remain in full force and effect and are hereby ratified and confirmed by Purchaser and Seller.

     7. This Second Amendment contains the entire agreement of the Purchaser and Seller with respect to the amendment of the Agreement by the parties and apart from the Agreement and this Second Amendment, there are no other agreements, oral or written, concerning the transaction contemplated by the Agreement and this Second Amendment.

     8. This Second Amendment shall be binding upon, and inure to the benefit of, the Seller and Purchaser and their respective successors and permitted assigns.
     IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the date and year first above stated.

                              SELLER:

                              FOSTER APARTMENTS PARTNERS, an Illinois general partnership

                              By: JMB INSTITUTIONAL APARTMENT PARTNERSHIP-I, an Illinois limited partnership
                                   General Partner

                                   By:  HEITMAN/JMB INSTITUTIONAL REALTY
                                        ADVISORS, INC., an Illinois corporation
                                        Corporate General Partner

                                        By: /s/ Howard J. Edelman
                                           ------------------------------------

                                        Its:  Executive Vice President
                                            -----------------------------------



                       [SIGNATURES CONTINUED ON NEXT PAGE]

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

                              By:  JMB/PENNSYLVANIA ASSOCIATES-II, LP., a
                                   Delaware limited partnership
                                   General Partner

                                   By:  HEITMAN/JMB INSTITUTIONAL REALTY
                                        ADVISORS, INC., an Illinois corporation
                                        General Partner

                                        By: /s/ Howard J. Edelman
                                           ------------------------------------

                                        Its:  Executive Vice President
                                            -----------------------------------

                              PURCHASER:

                              BRE PROPERTIES, INC., a Maryland corporation

                              By: /s/ J. W. Pauly
                                 ----------------------------------------------

                              Its:  Senior Executive Vice President
                                  ---------------------------------------------

                              By: /s/ Jane Maushardt
                                 ----------------------------------------------

                              Its:  Vice President
                                  ---------------------------------------------